EXHIBIT 10.1
EXECUTION COPY

ALLIANCE DATA SYSTEMS CORPORATION
$500,000,000
Senior Notes
$250,000,000 6.00% Senior Notes, Series A, due May 16, 2009
$250,000,000 6.14% Senior Notes, Series B, due May 16, 2011

NOTE PURCHASE AGREEMENT

Dated as of May 1, 2006

SERIES A PPN: 018581 A* 9
SERIES B PPN: 018581 A@ 7

i

	6.1	Purchase for Investment.	13
	6.2	Source of Funds.	13

7.	INFORMATION AS TO COMPANY.		15
	7.1	Financial and Business Information.	15
	7.2	Officer’s Certificate.	17
	7.3	Visitation.	18

8.	PREPAYMENT OF THE NOTES.		18
	8.1	No Scheduled Prepayments.	18
	8.2	Optional Prepayments with Make-Whole Amount.	19
	8.3	Mandatory Offer to Prepay Upon Change of Control.	19
	8.4	Allocation of Partial Prepayments.	21
	8.5	Maturity; Surrender, etc.	21
	8.6	Purchase of Notes.	21
	8.7	Make-Whole Amount.	21

9.	AFFIRMATIVE COVENANTS.		23
	9.1	Compliance with Law.	23
	9.2	Insurance.	23
	9.3	Maintenance of Properties.	23
	9.4	Payment of Taxes and Claims.	24
	9.5	Corporate Existence, etc.	24
	9.6	Books and Records.	24
	9.7	Subsidiary Guaranty; Release.	24
	9.8	Pari Passu Ranking.	25
	9.9	Security.	25

10.	NEGATIVE COVENANTS.		26
	10.1	Senior Debt; Consolidated Debt.	26
	10.2	Interest Coverage.	27
	10.3	Capitalization of Insured Subsidiaries.	27
	10.4	Priority Debt.	27
	10.5	Liens.	27
	10.6	Subsidiary Debt.	29
	10.7	Mergers, Consolidations, etc.	30
	10.8	Sale of Assets.	30
	10.9	Nature of Business.	31
	10.10	Transactions with Affiliates.	31
	10.11	Terrorism Sanctions Regulations.	32

11.	EVENTS OF DEFAULT.		32

12.	REMEDIES ON DEFAULT, ETC.		34
	12.1	Acceleration.	34
	12.2	Other Remedies.	35
	12.3	Rescission.	35

	12.4	No Waivers or Election of Remedies, Expenses, etc.	35

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.		36
	13.1	Registration of Notes.	36
	13.2	Transfer and Exchange of Notes.	36
	13.3	Replacement of Notes.	37

14.	PAYMENTS ON NOTES.		37
	14.1	Place of Payment.	37
	14.2	Home Office Payment.	37

15.	EXPENSES, ETC.		38
	15.1	Transaction Expenses.	38
	15.2	Survival.	38

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		38

17.	AMENDMENT AND WAIVER.		39
	17.1	Requirements.	39
	17.2	Solicitation of Holders of Notes.	39
	17.3	Binding Effect, etc.	40
	17.4	Notes held by Company, etc.	40

18.	NOTICES.		40

19.	REPRODUCTION OF DOCUMENTS.		41

20.	CONFIDENTIAL INFORMATION.		41

21.	SUBSTITUTION OF PURCHASER.		42

22.	MISCELLANEOUS.		42
	22.1	Successors and Assigns.	42
	22.2	Payments Due on Non-Business Days.	42
	22.3	Accounting Terms.	43
	22.4	Severability.	43
	22.5	Construction.	43
	22.6	Counterparts.	43
	22.7	Governing Law.	43
	22.8	Jurisdiction and Process; Waiver of Jury Trial.	43
	22.9	Maximum Interest Payable.	44

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms

SCHEDULE 4.9	—	Changes in Corporate Structure
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries; Ownership of Subsidiary Stock; Affiliates
SCHEDULE 5.4(d)	—	Agreements Limiting Subsidiary Distributions
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.8	—	Litigation
SCHEDULE 5.14	—	Use of Proceeds
SCHEDULE 5.15	—	Existing Debt
SCHEDULE 10.5	—	Liens
SCHEDULE 10.6	—	Subsidiary Debt

EXHIBIT 1(a)	—	Form of Series A Note
EXHIBIT 1(b)	—	Form of Series B Note
EXHIBIT 1.2	—	Form of Subsidiary Guaranty
EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

ALLIANCE DATA SYSTEMS CORPORATION
17655 Waterview Parkway
Dallas, TX 75252
Phone: 972-348-5100
Fax: 972-348-5335
$250,000,000 6.00% Senior Notes, Series A, due May 16, 2009
$250,000,000 6.14% Senior Notes, Series B, due May 16, 2011
Dated as of May 1, 2006
TO EACH OF THE PURCHASERS LISTED IN
     THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
          ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (the “Company”), agrees with you as follows:
1.	AUTHORIZATION OF NOTES.

1.1	Description of Notes to be Issued.
          The Company has authorized the issue and sale of $500,000,000 aggregate principal amount of its Senior Notes consisting of (i) $250,000,000 aggregate principal amount of its 6.00% Senior Notes, Series A, due May 16, 2009 (the “Series A Notes”); and (ii) $250,000,000 aggregate principal amount of its 6.14% Senior Notes, Series B, due May 16, 2011 (the “Series B Notes” and, together with the Series A Notes, the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibits 1(a) and 1(b), with such changes therefrom, if any, as may be approved by you, the Other Purchasers of such Notes, or series thereof, and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
1.2	Subsidiary Guaranty.
          Subject to Section 9.7, the payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be guaranteed by ADSI, any other Subsidiary that hereafter becomes a co-obligor, borrower or guarantor under a U.S. Credit Agreement and any other Domestic Subsidiary that becomes a co-obligor, borrower or guarantor under the Credit Agreement (Canadian) (individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), pursuant to the Subsidiary Guaranty in substantially the form of the attached Exhibit 1.2, as it hereafter may be amended or supplemented from time to time (the “Subsidiary Guaranty”). Notwithstanding the foregoing, the provisions of this Section 1.2 shall not be applicable to Insured Subsidiaries, Qualified Securitization Subsidiaries and Subsidiaries of Foreign Subsidiaries, Insured Subsidiaries and Qualified Securitization Subsidiaries.
2.	SALE AND PURCHASE OF NOTES.
          Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and series specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no obligation and no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.
3.	CLOSING.
          The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Foley & Lardner LLP, 321 North Clark Street, Suite 2800, Chicago, Illinois 60610-4764, at 9:00 a.m., Chicago time, at a closing (the “Closing”) on May 16, 2006 or on such other Business Day thereafter on or prior to June 15, 2006 as may be agreed upon by the Company and you and the Other Purchasers. The date or time of the Closing may be changed to such other Business Day as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of such Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 0189-1960617 at Huntington National Bank, Columbus, Ohio, ABA number 044-000-024. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.
4.	CONDITIONS TO CLOSING.
          Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:
4.1	Representations and Warranties.
          The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2	Performance; No Default.
          The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2005 that would have been prohibited by Section 10 had such Section applied since such date.
4.3	Compliance Certificates.
      (a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
      (b) Secretary’s Certificates. The Company shall have delivered to you certificates of its and each Subsidiary Guarantor’s Secretary or an Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.
4.4	Opinions of Counsel.
          You shall have received opinions in form and substance satisfactory to you, dated the date of such Closing (a) from Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company instructs its counsel to deliver such opinion to you), and (b) from Foley & Lardner LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.
4.5	Purchase Permitted By Applicable Law, etc.
          On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you in writing, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6	Sale of Other Notes.
          Contemporaneously with the Closing, the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them as specified in Schedule A.
4.7	Payment of Special Counsel Fees.
          Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
4.8	Private Placement Numbers.
          Private Placement Numbers issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained by Foley & Lardner LLP for each series of the Notes.
4.9	Changes in Corporate Structure.
          Except as set forth in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
4.10	Funding Instructions.
          At least three Business Days prior to the date of the Closing, you shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
4.11	Proceedings and Documents.
          All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
          The Company represents and warrants to you that:

5.1	Organization; Power and Authority.
          The Company is a corporation duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
5.2	Authorization, etc.
          This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          The Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor and upon execution and delivery thereof will constitute the legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3	Disclosure.
          The Company, through its agent, J.P. Morgan Securities Inc., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated April 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to April 26, 2006 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates.
      (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, whether such Subsidiary is a Material Domestic Subsidiary, a Foreign Subsidiary, an Insured Subsidiary, a Qualified Securitization Subsidiary or a Subsidiary of a Foreign Subsidiary, Insured Subsidiary or a Qualified Securitization Subsidiary, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.
      (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary (except as otherwise disclosed in Schedule 5.4) free and clear of any Lien (except Liens under the Pledge Agreements or as otherwise disclosed in Schedule 5.4).
      (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing or equivalent status under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
      (d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary other than (i) this Agreement, (ii) the agreements listed on Schedule 5.4(d), (iii) customary restrictions imposed by corporate law or similar statutes, (iv) restrictions applicable to Qualified Securitization Subsidiaries and Subsidiaries thereof, (v) restrictions applicable to Insured Subsidiaries and Subsidiaries thereof required by law or by any Governmental Authority having jurisdiction over Insured Subsidiaries, Subsidiaries thereof or any of their respective businesses, (vi) customary supermajority voting provisions and other customary provisions with respect to distributions, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and similar agreements, and (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
5.5	Financial Statements; Material Liabilities.
          The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
5.6	Compliance with Laws, Other Instruments, etc.
          The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or, except as contemplated hereby, result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
          The execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or, except as contemplated hereby, result in the creation of any Lien in respect of any property of such Subsidiary Guarantor under, any agreement, or corporate charter or by-laws, to which such Subsidiary Guarantor is bound or by which such Subsidiary Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor.
5.7	Governmental Authorizations, etc.
          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes or the execution, delivery or performance by each Subsidiary Guarantor of the Subsidiary Guaranty. The foregoing representation is qualified to the extent that filings with Governmental Authorities may be required of the Company and its Subsidiaries in connection with their performance of their obligations under Sections 9.1 through 9.5, inclusive.
5.8	Litigation; Observance of Statutes and Orders.
      (a) Except as disclosed in Schedule 5.8, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
      (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company (or any of its directors or officers) nor any Insured Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or directive or order issued by, any federal or state bank or thrift regulatory authority that imposes restrictions or requirements on it which are not generally applicable to banks or thrifts; and no action or administrative proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Insured Subsidiary or any of their directors or officers that seeks to impose any such restriction or requirement.
5.9	Taxes.
          The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not, individually or in the aggregate, Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 1998.
5.10	Title to Property; Leases.
          The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
5.11	Licenses, Permits, etc.
      (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
      (b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
      (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
5.12	Compliance with ERISA.
      (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

      (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that, individually, or in the aggregate for all Plans, is Material. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
      (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
      (d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
      (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.
      (f) All Non-US Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-US Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
5.13	Private Offering by the Company.
          Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 29 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14	Use of Proceeds; Margin Regulations.
          The Company will apply the proceeds of the sale of the Notes to refinance Debt of the Company as set forth in Schedule 5.14 and for general corporate purposes. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.15	Existing Debt; Future Liens.
      (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of December 31, 2005 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or any Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
      (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.
      (c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or other organizational document) that limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except as specifically indicated in Schedule 5.15.
5.16	Foreign Assets Control Regulations, etc.
      (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR,

Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
      (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the Company’s knowledge, engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
      (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
5.17	Status under Certain Statutes.
          Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.
5.18	Environmental Matters.
      (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
      (b) Neither the Company nor any Subsidiary has knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
      (c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.
      (d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19	Solvency.
          After giving effect to the transactions contemplated herein, (i) the present fair salable value of the assets of each Subsidiary Guarantor is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) each Subsidiary Guarantor has received reasonably equivalent value for executing and delivering the Subsidiary Guaranty, (iii) the property remaining in the hands of each Subsidiary Guarantor is not an unreasonably small capital, and (iv) each Subsidiary Guarantor is able to pay its debts as they mature.
6.	REPRESENTATIONS OF THE PURCHASERS.
6.1	Purchase for Investment.
          You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
6.2	Source of Funds.
          You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:
      (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or
      (b) the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
      (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
      (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
      (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
      (f) the Source is a governmental plan; or
      (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or
      (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
7.	INFORMATION AS TO COMPANY.
7.1	Financial and Business Information.
               The Company will deliver to each holder of Notes that is an Institutional Investor:
      (a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
      (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
      (ii) consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made Electronic Delivery thereof;
      (b) Annual Statements — within 120 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of
      (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

      (ii) consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to stockholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b) provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
      (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its public securities holders generally and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that timely Electronic Delivery of such documents shall be deemed to satisfy the requirements of this Section 7.1(c);
      (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof, whether or not the Company agrees that any claimed default constitutes a Default or Event of Default, and what action the Company is taking or proposes to take with respect thereto;
      (e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
        (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
        (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
        (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; and
      (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
      (g) Requested Information — with reasonable promptness, and subject to applicable privacy laws or regulations and contractual obligations, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of any documents previously delivered by means of Electronic Delivery) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.
7.2	Officer’s Certificate.
          Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) will be accompanied by a certificate (which, in the case of Electronic Delivery of any such financial statements, may be by separate concurrent delivery of such certificate to each holder of Notes or by Electronic Delivery thereof) of a Senior Financial Officer setting forth:
      (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.8, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
      (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
7.3	Visitation.
          The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
      (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company during normal business hours, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Material Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
      (b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Material Subsidiary during normal business hours, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
8.	PREPAYMENT OF THE NOTES.
8.1	No Scheduled Prepayments.
          No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

8.2	Optional Prepayments with Make-Whole Amount.
      (a) Optional Prepayment by Series. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any series in an amount not less than $2,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes or the series to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
      (b) Prepayments During Defaults or Events of Defaults. Anything in Section 8.2(a) to the contrary notwithstanding, during the continuance of a Default or Event of Default, the Company may prepay less than all of the outstanding Notes pursuant to Section 8.2(a) only if such prepayment is allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.3	Mandatory Offer to Prepay Upon Change of Control.
      (a) Notice of Change of Control or Control Event — The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to each holder of Notes unless notice in respect of such Change of Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (g) of this Section 8.3.
      (b) Condition to Company Action — The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (g) of this Section 8.3, and (ii) subject to the provisions of paragraph (d)

below, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.
      (c) Offer to Prepay Notes — The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 60 days after the date of such offer.
      (d) Acceptance; Rejection — A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in the certificate described in paragraph (g) of this Section 8.3. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.
      (e) Prepayment — Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and shall not require the payment of any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in paragraph (f) of this Section 8.3.
      (f) Deferral Pending Change of Control — The obligation of the Company to prepay Notes pursuant to the offers required by paragraphs (a) and (b) and accepted in accordance with paragraph (d) of this Section 8.3 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on or prior to the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Prepayment Date by virtue of the deferral provided for in this Section 8.3(f), the Company shall make a new offer to prepay in accordance with paragraph (c) of this Section 8.3.
      (g) Officer’s Certificate — Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment

Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the Change of Control and (vii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Prepayment Date or, in the case of a prepayment pursuant to Section 8.3(b), the date of the action referred to in Section 8.3(b)(i).
8.4	Allocation of Partial Prepayments.
          In the case of each partial prepayment of Notes of a series pursuant to Section 8.2, the principal amount of the Notes of such series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.5	Maturity; Surrender, etc.
          In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.6	Purchase of Notes.
          The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
8.7	Make-Whole Amount.
          “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
          “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
          “Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
          “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
          “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.
          “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
9.	AFFIRMATIVE COVENANTS.
          The Company covenants that so long as any of the Notes are outstanding:
9.1	Compliance with Law.
          Without limiting Section 10.11, the Company will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.2	Insurance.
          The Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
9.3	Maintenance of Properties.
          The Company will, and will cause each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4	Payment of Taxes and Claims.
          The Company will, and will cause each Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.
9.5	Corporate Existence, etc.
          Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.7 and 10.8, the Company will at all times preserve and keep in full force and effect the corporate (or, as applicable, limited liability company) existence of each Subsidiary (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.6	Books and Records.
          The Company will, and will cause each Subsidiary to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
9.7	Subsidiary Guaranty; Release.
      (a) Subsidiary Guarantors. The Company will cause each (A) Subsidiary that, on or after the date of the Closing, is or becomes a co-obligor, borrower or guarantor of Debt in respect of a U.S. Credit Agreement or (B) Domestic Subsidiary that, on or after the date of the Closing, is or becomes a co-obligor, borrower or guarantor of Debt in respect of the Credit Agreement (Canadian), on the date of the Closing or within 10 Business Days of its thereafter becoming a co-obligor, borrower or a guarantor of Debt in respect of a U.S. Credit Agreement or a co-obligor, borrower or guarantor of Debt in respect of the Credit Agreement (Canadian), as the case may be, to become a party to the Subsidiary Guaranty, and shall deliver to each holder:

            (i) an executed counterpart of the Subsidiary Guaranty, or, if the Subsidiary Guaranty has been previously executed and delivered, an executed counterpart of a Joinder thereto;
            (ii) copies of such directors’ or other authorizing resolutions, charter, bylaws and other constitutive documents of such Subsidiary as the Required Holders may reasonably request; and
            (iii) an opinion of independent counsel reasonably satisfactory to the Required Holders covering the authorization, execution, delivery, compliance with law, no conflict with other documents, no consents and enforceability of the Subsidiary Guaranty against such Subsidiary in form and substance reasonably satisfactory to the Required Holders.
      (b) Release of Subsidiary Guarantor. Each holder of a Note fully releases and discharges from the Subsidiary Guaranty a Subsidiary Guarantor, immediately and without any further act, upon such Subsidiary Guarantor being released and discharged as a co-obligor, borrower or guarantor under and in respect of each U.S. Credit Agreement and, in the case of a Domestic Subsidiary, the Credit Agreement (Canadian); provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Debt under any of the U.S. Credit Agreements or the Credit Agreement (Canadian) in connection with such release, other than the repayment of all or a portion of such Debt under such U.S. Credit Agreement or the Credit Agreement (Canadian), each holder of a Note receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying (x) that such Subsidiary Guarantor has been or is being released and discharged as a co-obligor, borrower or guarantor under and in respect of each of the U.S. Credit Agreements and, in the case of a Domestic Subsidiary, the Credit Agreement (Canadian) and (y) as to the matters set forth in clauses (i) and (ii). Any outstanding Debt of a Subsidiary Guarantor shall be deemed to have been incurred by such Subsidiary Guarantor as of the date it is released and discharged from the Subsidiary Guaranty.
9.8	Pari Passu Ranking.
          The Debt evidenced by the Notes will at all times rank at least pari passu with all senior unsecured Debt of the Company and on and at all times after September 30, 2006 will rank at least pari passu with the Company’s Debt under the U.S. Credit Agreements.
9.9	Security.
          Not later than September 30, 2006, the Company, each relevant Subsidiary and each other party thereto, will either:
      (a) Deliver to each holder of Notes (i) an instrument or instruments, in form reasonably satisfactory to the Required Holders, executed by Harris N.A., as collateral agent, acknowledging that each of the Pledge Agreements has been satisfied and terminated and that the Intercreditor Agreement has been terminated and (ii) a certificate of a Responsible Officer certifying that the Collateral Agent has duly assigned, transferred and delivered to the Company and its Subsidiaries the collateral subject to any Pledge Agreement; or
      (b) If any of the deliveries set forth in Section 9.9(a) has not occurred, enter into (i) an amendment of the Intercreditor Agreement, in form and substance reasonably satisfactory to the Required Holders, adding each holder of Notes as a Senior Creditor under and as defined in such agreement and providing, among other things, for the ratable sharing of all payments received by any Senior Creditor following an Enforcement (as defined therein), so that the holders of Notes are pari passu with all other Senior Creditors and (ii) an amendment of the Pledge Agreement if it has not been satisfied and terminated, in form and substance reasonably satisfactory to the Required Holders, adding each holder of Notes as a Secured Creditor under and as defined in the Pledge Agreement. The Intercreditor Agreement, as amended, will contain a provision obligating each holder of Notes to direct the collateral agent to release the interest of the holders in any collateral under the Pledge Agreement, if clause (ii) applies, if the required holders of Debt under the U.S. Credit Agreements release such collateral; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Debt under any of the U.S. Credit Agreements in connection with such release, other than the repayment of all or a portion of such Debt under such U.S. Credit Agreement, each holder of a Note receives equivalent consideration on a pro rata basis and (iii) the Intercreditor Agreement is terminated concurrently therewith or the sharing mechanism contained in the Intercreditor Agreement is modified so that the holders of Notes remain pari passu with all other Senior Creditors.
10.	NEGATIVE COVENANTS.
               The Company covenants that so long as any of the Notes are outstanding:
10.1	Senior Debt; Consolidated Debt.
      The Company will not permit:
      (a) the ratio of Senior Debt (as of any date) to Consolidated Operating EBITDA (for the Company’s most recently completed four fiscal quarters) to exceed 2.75 to 1.00 at any time; and
      (b) the ratio of Consolidated Debt (as of any date) to Consolidated Operating EBITDA (for the Company’s most recently completed four fiscal quarters) to exceed 3.75 to 1.00 at any time.

10.2	Interest Coverage.
          The Company will not permit the ratio of Consolidated Operating EBITDA to Consolidated Interest Expense, in each case for the Company’s most recently completed four fiscal quarters, to be less than 3.00 to 1.00 as of the end of any fiscal quarter.
10.3	Capitalization of Insured Subsidiaries.
          The Company will at all times cause each Insured Subsidiary to be “well capitalized” within the meaning of 12 C.F.R. 208.43(b)(1) or any successor regulations and will not permit any Insured Subsidiary to be reclassified by any Governmental Authority as anything other than “well capitalized” at any time.
10.4	Priority Debt.
          The Company will not create, assume, incur or suffer to be created, assumed or incurred additional Priority Debt, if immediately thereafter, Priority Debt exceeds 20% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter of the Company.
10.5	Liens.
          The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, unless the Notes are simultaneously equally and ratably secured by a Lien on the same property and assets pursuant to an agreement or agreements reasonably acceptable to the Required Holders, except:
      (a) Liens under the Pledge Agreements and Liens permitted by Section 9.9(b);
      (b) Liens for taxes, assessments or governmental charges or levies not then due and delinquent or the nonpayment of which is permitted by Section 9.4;
      (c) any attachment or judgment Lien not constituting a Default or Event of Default under Section 11(i);
      (d) Liens incurred or deposits or pledges made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure the payment or performance of tenders, statutory or regulatory obligations, bids, leases, contracts (including contracts to provide customer care services, billing services, transaction processing services and other services), performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any state thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money), or (iii) for the benefit of the sponsor or its customers, to cover anticipated costs of future redemptions of awards under loyalty marketing programs;
      (e) encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially detract from the value of such property or assets subject thereto or materially impair the use of the property or assets subject thereto by the Company or such Subsidiary;
      (f) Liens (other than those referred to in Section 10.5(a)) existing on property or assets of the Company or any Subsidiary as of the date of this Agreement that are described in Schedule 10.5;
      (g) Liens,
      (i) existing on property at the time of its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Debt secured by such Lien is assumed by the Company or a Subsidiary; or
      (ii) on property or in rights related thereto created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or development thereof to secure or provide for all or a portion of the purchase price or cost of the acquisition, construction or development of such property after the date of the Closing; or
      (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof;
provided that in the case of each of clauses (i), (ii) and (iii) such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and that the aggregate principal amount of Debt secured by each such Lien does not exceed the fair market value of the property subject thereto (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors);
      (h) Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (f) or (g) or this paragraph (h), provided that (i) there is no increase in the principal amount or decrease in maturity of the Debt secured thereby at the time of such extension, renewal or replacement other than by the amount of related fees, costs, expenses and accrued but unpaid interest on such Debt, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist;

      (i) Liens incurred in connection with a Qualified Securitization Transaction;
      (j) Liens securing Debt of a Subsidiary owed to the Company or to a Wholly Owned Subsidiary or of the Company owed to a Wholly Owned Subsidiary; and
      (k) Liens securing Debt not otherwise permitted by paragraphs (a) through (j) of this Section 10.5, provided that, at the time of creation, assumption or incurrence thereof, Priority Debt does not exceed 20% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter of the Company.
In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto, property acquired for a specific use in connection therewith, and all products and proceeds thereof and of any of the foregoing (including, without limitation, dividends, distributions and increases in respect thereof).
10.6	Subsidiary Debt.
          The Company will not permit any Subsidiary, directly or indirectly, to at any time create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Debt other than:
      (a) Debt of a Subsidiary Guarantor;
      (b) Debt outstanding (or permitted to be outstanding up to the full $35 million in the case of the Credit Agreement (Canadian)) on the date of this Agreement that is described on Schedule 10.6 and any extension, renewal, refinancing or refunding thereof, provided that the principal amount thereof is not increased other than by the amount of related fees, costs, expenses and accrued but unpaid interest on such Debt;
      (c) Debt owed to the Company or a Wholly Owned Subsidiary;
      (d) Debt of a Person outstanding at the time it becomes a Subsidiary provided that (i) such Debt was not incurred in contemplation of such Person’s becoming a Subsidiary and (ii) immediately after such Person becomes a Subsidiary no Default or Event of Default exists; and any extension, renewal or refunding of such Debt, provided that the principal amount thereof is not increased other than by the amount of related fees, costs, expenses and accrued but unpaid interest on such Debt;
      (e) Debt of an Insured Subsidiary, consisting of certificates of deposit or other similar items;
      (f) Debt not otherwise permitted by the preceding clauses (a) through (e), provided that immediately after giving effect thereto and to the application of the proceeds thereof,
      (i) no Default or Event of Default exists, and

      (ii) Priority Debt does not exceed 20% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter of the Company.
10.7	Mergers, Consolidations, etc.
          The Company will not consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
      (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such successor or survivor, such corporation or limited liability company (i) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
      (b) after giving effect to such transaction, no Default or Event of Default shall exist.
10.8	Sale of Assets.
          Except as permitted by Section 10.7, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, in one or a series of transactions, to any Person, other than:
      (a) Dispositions in the ordinary course of business;
      (b) Dispositions by a Subsidiary to the Company or a Wholly Owned Subsidiary or by the Company to a Wholly Owned Subsidiary;
      (c) Dispositions of accounts or notes receivable and rights related thereto in a Qualified Securitization Transaction;
      (d) Dispositions not otherwise permitted by clauses (a), (b) or (c) of this Section 10.8 provided that (i) the aggregate net book value of all assets so disposed of in any fiscal year pursuant to this Section 10.8(d) does not exceed 15% of Consolidated Total Assets as of the last day of the most recently ended fiscal year and (ii) after giving effect to such transaction, no Default or Event of Default shall exist.

Notwithstanding the foregoing, the Company may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (d)(i) of the preceding sentence if, within 365 days of such Disposition, an amount equal to the net proceeds from such Disposition is:
      (A) reinvested in productive assets to be used in the existing business of the Company or a Subsidiary; or
      (B) applied to the payment or prepayment of the Notes or any other outstanding Debt of the Company or any Subsidiary that is not subordinated in right of payment to the Notes.
For purposes of foregoing clause (B), the Company shall offer to prepay (on a Business Day not less than 30 or more than 60 days following such offer) the Notes on a pro rata basis with any such other Debt that the Company elects to include in such offer at a price of 100% of the principal amount of the Notes to be prepaid (without any Make-Whole Amount) together with interest accrued to the date of prepayment; provided that if any holder of the Notes declines or rejects such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 Business Days prior to the proposed prepayment date to an offer to prepay made pursuant to this Section 10.8 shall be deemed to constitute a rejection of such offer by such holder. Solely for the purposes of foregoing clause (B), whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject thereto shall be deemed to have been prepaid.
          For avoidance of doubt, this Section 10.8 is not applicable to Dispositions of cash or cash equivalents.
10.9	Nature of Business.
          The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.
10.10	Transactions with Affiliates.
          The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.11	Terrorism Sanctions Regulations.
          The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.
11.	EVENTS OF DEFAULT.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
      (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
      (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
      (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.11; or
      (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or
      (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or
      (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt that is outstanding in an aggregate principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt; or
      (g) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
      (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed within 90 days; or
      (i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Subsidiaries, which judgments are not, within 75 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 75 days after the expiration of such stay;
      (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any

Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect;
      (k) the Subsidiary Guaranty ceases to be in full force and effect (except in accordance with and by reason of the provisions of Section 9.7(b)) or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder;
      (l) at any time after completion of the actions required by Section 9.9(b), the security interest in the Collateral created by the Pledge Agreements ceases to be in full force and effect or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity, enforceability or priority thereof shall be contested by the Company or any Subsidiary party to either Pledge Agreement or any of them renounces any of the same or asserts any of the foregoing; or
      (m) at any time after completion of the actions required by Section 9.9(b), any of the Collateral is transferred in violation of the terms of either Pledge Agreement.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
12.	REMEDIES ON DEFAULT, ETC.
12.1	Acceleration.
      (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
      (b) If any other Event of Default has occurred and is continuing, any holder or holders of at least 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
      (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the fullest extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2	Other Remedies.
          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3	Rescission.
          At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holder or holders of at least 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4	No Waivers or Election of Remedies, Expenses, etc.
          No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1	Registration of Notes.
          The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2	Transfer and Exchange of Notes.
          Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within 10 Business Days, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a) or 1(b). Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations and agreements set forth in Section 6.2.

13.3	Replacement of Notes.
          Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
      (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
      (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver within 10 Business Days, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14.	PAYMENTS ON NOTES.
14.1	Place of Payment.
          Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2	Home Office Payment.
          So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.
15.	EXPENSES, ETC.
15.1	Transaction Expenses.
          Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Subsidiary Guaranty, the Pledge Agreements or the Intercreditor Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the Subsidiary Guaranty, the Pledge Agreements or the Intercreditor Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Subsidiary Guaranty, the Pledge Agreements or the Intercreditor Agreement, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes, by the Subsidiary Guaranty, the Pledge Agreements and the Intercreditor Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save you and each Other Purchaser or holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
15.2	Survival.
          The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement (other than an amendment, waiver or termination that specifically references this Section 15.2).
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
17.	AMENDMENT AND WAIVER.
17.1	Requirements.
          This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
17.2 Solicitation of Holders of Notes.
      (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
      (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding that also enters into any waiver or amendment of any of the terms and provisions hereto. If any such remuneration is paid to any holder of Notes that for any reason does not enter into any waiver or amendment of any of the terms and provisions hereof, such remuneration shall also be paid to all other non-consenting holders.

17.3	Binding Effect, etc.
          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Note Purchase Agreement as it may from time to time be amended or supplemented.
17.4	Notes held by Company, etc.
          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
18.	NOTICES.
          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
      (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
      (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
      (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the General Counsel, with a copy to the Company at 800 Tech Center Drive, Gahanna, Ohio 43230, telephone (614) 729-4701, fax (614) 729-4899, to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.
          This Agreement and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20.	CONFIDENTIAL INFORMATION.
          For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or

(z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
21.	SUBSTITUTION OF PURCHASER.
          You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.
22.	MISCELLANEOUS.
22.1	Successors and Assigns.
          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not.
22.2	Payments Due on Non-Business Days.
          Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.2 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3	Accounting Terms.
          All accounting terms used herein that are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.
22.4	Severability.
          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5	Construction.
          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
          For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
22.6	Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
22.7	Governing Law.
          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York excluding choice of law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.
22.8	Jurisdiction and Process; Waiver of Jury Trial.
      (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
      (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
      (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
      (d) THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.9	Maximum Interest Payable.
          The Company, each Purchaser and any other holder of the Notes specifically intend and agree to limit contractually the amount of interest payable under this Agreement, the Notes and all other instruments and agreements related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Agreement, the Notes or any instrument pertaining to or relating to this Agreement or the Notes shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and none of the Company, any Subsidiary Guarantor or any other party liable or to become liable hereunder, under the Notes, the Subsidiary Guaranty or under any other instruments and agreements related hereto and thereto shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this Section 22.9 shall control over all other provisions of this Agreement, the Notes, the Subsidiary Guaranty or any other instrument pertaining to or relating to the transactions herein contemplated. If any amount of interest taken or received by a Purchaser or any holder of a Note shall be in excess of said maximum amount of interest which, under applicable law, could lawfully have been collected by such Purchaser or such holder incident to such transactions, then such excess shall be deemed to have been the result of a mathematical error by all parties hereto and shall be refunded promptly by the Person receiving such amount to the party paying such amount, or, at the option of the recipient, credited ratably against the unpaid principal amount of the Note or Notes held by a Purchaser or such holder, respectively. All amounts paid or agreed to be paid in connection with such transactions which would under applicable law be deemed “interest” shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the stated term of this Agreement and the Notes. “Applicable law” as used in this Section 22.9 means that law in effect from time to time that permits the charging and collection of the highest permissible lawful, nonusuriouis rate of interest on the transactions herein contemplated including laws of the state of Texas and of the United States of America, and “maximum rate” as used in this paragraph means, with respect to each of the Notes, the maximum lawful, nonusurious rates of interest (if any) which under applicable law may be charged to the Company from time to time with respect to such Notes.

          If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

ALLIANCE DATA SYSTEMS CORPORATION

By:	/s/ Michael D. Kubic

Name: Title:	Michael D. Kubic Senior Vice President, Corporate
Controller and Chief Accounting Officer

This Agreement is accepted and
agreed to as of the date thereof.
AIG Annuity Insurance Company
The Variable Annuity Life Insurance Company

By:	AIG Global Investment Corp., investment adviser

By:	/s/ Ted Etlinger

Name:	Ted Etlinger

Title:	Vice President

METROPOLITAN LIFE INSURANCE COMPANY

/s/ Judith A. Gulotta

Name:	Judith A. Gulotta

Title:	Director

METLIFE INSURANCE COMPANY OF CONNECTICUT

/s/ Judith A. Gulotta

Name:	Judith A. Gulotta

Title:	Director

AMERICAN STATES LIFE INSURANCE COMPANY, an Indiana corporation

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

	By:	/s/ Christopher J. Henderson

	Its:	Vice President and Senior Investment Counsel

	By:	/s/ James C. Field

	Its:	Counsel

PRINCIPAL LIFE INSURANCE COMPANY, ON BEHALF OF ONE OR MORE SEPARATE ACCOUNTS

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

	By:	/s/ Christopher J. Henderson

	Its:	Vice President and Senior Investment Counsel

	By:	/s/ James C. Field

	Its:	Counsel

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

	By:	/s/ Christopher J. Henderson

	Its:	Vice President and Senior Investment Counsel

	By:	/s/ James C. Field

	Its:	Counsel

SYMETRA LIFE INSURANCE COMPANY, a Washington corporation

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

	By:	/s/ Christopher J. Henderson

	Its:	Vice President and Senior Investment Counsel

	By:	/s/ James C. Field

	Its:	Counsel

VANTISLIFE INSURANCE COMPANY, a Connecticut company

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

	By:	/s/ Christopher J. Henderson

	Its:	Vice President and Senior Investment Counsel

	By:	/s/ James C. Field

	Its:	Counsel

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Robert B. Bodett

Name:	Robert B. Bodett

By:	/s/ Jerry D. Zinkula

Name:	Jerry D. Zinkula

Authorized Signatories

ALLSTATE INSURANCE COMPANY

By:	/s/ Robert B. Bodett

Name:	Robert B. Bodett

By:	/s/ Jerry D. Zinkula

Name:	Jerry D. Zinkula

Authorized Signatories

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Mark E. Kishler

Name:	Mark E. Kishler

Title:	Its Authorized Representative

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Allen R. Cantrell

Name:	Allen R. Cantrell

Title:	Vice President

HARTFORD LIFE INSURANCE COMPANY By: Hartford Investment Management Company Its: Agent and Attorney-in-Fact

By:	/s/ Ronald A. Mendel

Name:	Ronald A. Mendel

Title:	Managing Director

PHYSICIANS LIFE INSURANCE COMPANY By: Hartford Investment Management Company Its: Investment Advisor

By:	/s/ Ronald A. Mendel

Name:	Ronald A. Mendel

Title:	Managing Director

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Lisa A. Scuderi

Name:	Lisa A. Scuderi

Title:	Investment Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: New York Life Investment Management LLC, its Investment Manager

By:	/s/ Lisa A. Scuderi

Name:	Lisa A. Scuderi

Title:	Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT

By: New York Life Investment Management LLC, its Investment Manager

By:	/s/ Lisa A. Scuderi

Name:	Lisa A. Scuderi

Title:	Director

NATIONWIDE LIFE INSURANCE COMPANY NATIONWIDE MULTIPLE MATURITY SEPARATE ACCOUNT

/s/ Joseph P. Young

Joseph P. Young Authorized Signatory

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Brien N. Davis

Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ Brien N. Davis

Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Brien N. Davis

Vice President

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Ellen I. Whitaker

Name:	Ellen I. Whitaker

Title:	Director, Fixed Income Investments

FORT DEARBORN LIFE INSURANCE COMPANY

By: Guardian Investor Services LLC

By:	/s/ Ellen I. Whitaker

Name:	Ellen I. Whitaker

Title:	Director, Fixed Income Investments

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Ellen I. Whitaker

Name:	Ellen I. Whitaker

Title:	Director, Fixed Income Investments

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Lisa M. Ferraro

Name:	Lisa M. Ferraro

Title:	Director

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Glen J. Vanic

Name:	Glen J. Vanic

Title:	Portfolio Manager

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA By: Allianz of America, Inc. as the authorized signatory and investment manager

By:	/s/ Gary Brown

Name:	Gary Brown
Title:	Assistant Treasurer

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Cathy Schwartz

Name:	Cathy Schwartz

Title:	Assistant Vice President

By:	/s/ David C. Patch

Name:	David C. Patch

Title:	Assistant Secretary

Fidelity Life Association
By: Advantus Capital Management, Inc.

By:	/s/ Christopher R. Sebald

Name:	Christopher R. Sebald

Title:	Senior Vice President

MTL Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Christopher R. Sebald

Name:	Christopher R. Sebald

Title:	Senior Vice President

Great Western Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Christopher R. Sebald

Name:	Christopher R. Sebald

Title:	Senior Vice President

The Catholic Aid Association
By: Advantus Capital Management, Inc.

By:	/s/ Christopher R. Sebald

Name:	Christopher R. Sebald

Title:	Senior Vice President

American Fidelity Assurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Christopher R. Sebald

Name:	Christopher R. Sebald

Title:	Senior Vice President

American Republic Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Christopher R. Sebald

Name:	Christopher R. Sebald

Title:	Senior Vice President

Trustmark Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane

Name:	Steven R. Lane

Title:	Vice President

GuideOne Property & Casualty Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane

Name:	Steven R. Lane

Title:	Vice President

Security National Life Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane

Name:	Steven R. Lane

Title:	Vice President

Fort Dearborn Life Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane

Name:	Steven R. Lane

Title:	Vice President

Blue Cross and Blue Shield of Florida, Inc.
By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane

Name:	Steven R. Lane

Title:	Vice President

CUNA Mutual Life Insurance Company

By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor:

By	/s/ James E. McDonald, Jr.

Name:	James E. McDonald, Jr.
Title:	Director, Private Placements

CUNA Mutual Insurance Society

By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor:

By	/s/ James E. McDonald, Jr.

Name:	James E. McDonald, Jr.
Title:	Director, Private Placements

CUMIS Insurance Society, Inc.

By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor:

By	/s/ James E. McDonald, Jr.

Name:	James E. McDonald, Jr.
Title:	Director, Private Placements

MEMBERS Life Insurance Company

By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor:

By	/s/ James E. McDonald, Jr.

Name:	James E. McDonald, Jr.
Title:	Director, Private Placements

American Equity Investment Life Insurance Co.

By:	/s/ Rachel Stauffer

Name:	Rachel Stauffer

Title:	Vice President — Investments

American Investors Life Insurance Company

By:	AmerUs Capital Management Group, Inc., its authorized attorney-in-fact

By:	/s/ Roger D. Fors

Name:	Roger D. Fors

Title:	Vice President — Private Placements

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ Phillip Hannifan

Name:	Phillip Hannifan
Title:	Investment Director

OHIO NATIONAL LIFE ASSURANCE CORPORATION
THE OHIO NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Jed R. Martin

Name:	Jed R. Martin

Title:	Vice President, Private Placements

SCHEDULE B
DEFINED TERMS
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “ADSI” means ADS Alliance Data Systems, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Company.
     “Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Anti-Terrorism Order” means Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).
     “Banks” means the lenders party to any of the Credit Agreements.
     “Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Dallas, Texas or New York City are required or authorized to be closed.
     “Canadian Pledge Agreement” means the Canadian Pledge Agreement dated as of April 10, 2003 between Harris N.A., as Collateral Agent for the benefit of the Secured Creditors (as defined therein) and each of the Pledgors party thereto, as amended to the date of Closing and as such agreement may be amended, modified or supplemented from time to time.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation in a Person that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, such Person.
Schedule B

     “Change of Control” means an event or series of events by which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the WCAS Partnerships) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of the directors of the Company.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means Alliance Data Systems Corporation, a Delaware corporation.
     “Confidential Information” is defined in Section 20.
     “Consolidated Debt” means, as of any date, outstanding Debt of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBIT” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense and (ii) federal, state, local and foreign income, value added and similar taxes. If, during the period for which Consolidated EBIT is being calculated, the Company or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person; (iii) disposed of sufficient Capital Stock of a Subsidiary to cause such Subsidiary to cease to be a Subsidiary; or (iv) disposed or all or substantially all of the assets or operations of a Subsidiary, Consolidated EBIT shall be calculated after giving pro forma effect thereto as if such acquisition or disposition had occurred on the first day of such period.
     “Consolidated Interest Expense” means, for any period, the total interest expense paid on Debt of the Company and its Subsidiaries (including the interest component of Capital Leases) for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but in any event exclusive of the effect of any extraordinary or other nonrecurring gain and loss and excluding all non-cash adjustments; provided that any cash payment made or received with respect to any such non-cash charge, expense or loss shall be subtracted or added in computing Consolidated Net Income during the period in which such cash payment is made or received.
     “Consolidated Net Worth” means, as of any date, the stockholders’ equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
2

Schedule B

     “Consolidated Operating EBITDA” means, for any period, the sum of Consolidated EBIT for such period, plus, to the extent deducted in determining Consolidated Net Income, (i) depreciation and amortization expense, including amortization of goodwill and other intangible assets and (ii) the amount of any change in the Deferred Revenue Account from the beginning of such period to the last day of such period, less (iii) the amount of any change in the Restricted Cash Account from the beginning of such period to the last day of such period. If, during the period for which Consolidated Operating EBITDA is being calculated, the Company or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary; (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person; (iii) disposed of sufficient Capital Stock of a Subsidiary to cause such Subsidiary to cease to be a Subsidiary; or (iv) disposed or all or substantially all of the assets or operations of a Subsidiary, Consolidated Operating EBITDA shall be calculated after giving pro forma effect thereto as if such acquisition or disposition had occurred on the first day of such period.
     “Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, less any amount of assets reflected therein to the extent that they have been sold or pledged pursuant to a Qualified Securitization Transaction, which amount shall be deemed to be equal to the amount excluded from the calculation of Debt pursuant to clauses (i)(A) and (ii) of the last sentence of the definition thereof.
     “Control Event” means:
     (a) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in a Change of Control, or
     (b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change of Control.
     “Credit Agreement (Canadian)” means the Credit Agreement (Canadian) dated as of April 10, 2003 among Loyalty Management, the guarantors party thereto, the Banks from time to time parties thereto, Bank of Montreal, as Letter of Credit Issuer, and Harris N.A., as Administrative Agent, as amended prior to the date of Closing and as such agreement hereafter may be amended, restated, supplemented, modified, refinanced, extended or replaced.
     “Credit Agreement (3-Year)” means the Credit Agreement (3-Year) dated as of April 10, 2003 among the Company, the Subsidiary Guarantors, the Banks from time to time parties thereto and Harris N.A. as Letter of Credit Issuer and as Administrative Agent, as amended prior to the date of Closing and as such agreement hereafter may be amended, restated, supplemented, modified, refinanced, extended or replaced.
     “Credit Agreement (364-Day)” means the Credit Agreement (364-Day) dated as of April 10, 2003 among the Company, the Subsidiary Guarantors, the Banks from time to time
3

Schedule B

parties thereto and Harris N.A., as Letter of Credit Issuer and as Administrative Agent, as amended prior to the date of Closing and as such agreement hereafter may be amended, restated, supplemented, modified, refinanced, extended or replaced.
     “Credit Agreements” means the Credit Agreement (Canadian), the Credit Agreement (3-Year) and the Credit Agreement (364-Day), collectively.
“Debt” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
     (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
Notwithstanding the foregoing, (i) there shall be excluded from the Debt of any Person (A) any obligations of such Person under a Qualified Securitization Transaction that are or may be reflected as Debt on a balance sheet of such Person and (B) any Qualifying Deposits of such Person and (ii) there shall be included as Debt of any Person only the amount by which (A) certificates of deposit reflected as a liability on the balance sheet of such Person exceed (B) Seller’s Interest and Credit Card Receivables, Net, reflected as an asset on such balance sheet.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its “base” or “prime” rate.
4

Schedule B

     “Deferred Revenue Account” means the account on the consolidating balance sheet of the Company associated solely with the change in revenue recognition by Loyalty Management.
     “Disclosure Documents” is defined in Section 5.3.
     “Disposition” is defined in Section 10.8.
     “Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of any state of the United States of America or the District of Columbia.
     “Electronic Delivery” means (i) for reports, registration statements and other documents required to be filed with the SEC, the timely filing and availability thereof on “EDGAR” and the timely availability thereof on the Company’s home page on the worldwide web (at the date of this Agreement located at: http//www.alliancedatasystems.com) and (ii) for any documents not required to be filed with the SEC, the timely availability thereof on the Company’s home page on the worldwide web for a period of no less than 60 days, and in every case, the prior notice by the Company to each holder of Notes of such availability, with such notice containing either (y) an attachment of such reports, registration statements or other documents or (z) a link to the site on the worldwide web containing such documents.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Foreign Subsidiary” means each Subsidiary of the Company other than a Domestic Subsidiary.
     “Form 10-K” is defined in Section 7.1(b).
     “Form 10-Q” is defined in Section 7.1(a).
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
5

Schedule B

     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any state or other political subdivision thereof, or
     (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Debt or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or
     (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.
In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
6

Schedule B

     “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “INHAM Exemption” is defined in Section 6.2(e).
     “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 in aggregate principal amount of the Notes at the time outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.
     “Insured Subsidiary” means a Subsidiary of the Company that is an “insured depositary institution” under and as defined in the Federal Deposit Insurance Act (12 U.S.C. 1813(c)(2)) or any successor statute.
     “Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of April 10, 2003 among Harris N.A., as Collateral Agent and the Senior Creditors party thereto, as amended prior to the date of Closing and as such agreement may be amended, modified or supplemented from time to time.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Loyalty Management” means Loyalty Management Group Canada Inc., an Ontario corporation and a Wholly Owned Subsidiary of the Company.
     “Make-Whole Amount” is defined in Section 8.7.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any Pledge Agreement to which it is a party, (c) the ability of any Subsidiary to perform its obligations under the Subsidiary Guaranty if it is a party thereto or any Pledge Agreement to which it is a party, or (d) the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty or any of the Pledge Agreements.
     “Material Domestic Subsidiary” means, at any time, any Domestic Subsidiary that as of the end of the most recently completed fiscal quarter (in the case of clause (i) below) or the most recently completed fiscal year (in the case of clause (ii) below) accounted (or in the
7

Schedule B

case of an acquired Subsidiary, on a pro forma basis would have accounted) for more than 10% of (i) Consolidated Total Assets as of the end of the most recently completed fiscal quarter or (ii) consolidated revenue of the Company and its Subsidiaries for the most recently completed fiscal year of the Company.
     “Memorandum” is defined in Section 5.3.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “NAIC Annual Statement” is defined in Section 6.2(a).
     “Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
     “Notes” is defined in Section 1.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “Other Purchasers” is defined in Section 2.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or a government or agency or political subdivision thereof.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Pledge Agreement” means the Pledge Agreement dated as of April 10, 2003 between Harris N.A., as Collateral Agent for the benefit of the Secured Creditors (as defined
8

Schedule B

therein) and each of the Pledgors party thereto, as amended to the date of Closing and as such agreement may be amended, modified or supplemented from time to time.
     “Pledge Agreements” means the Canadian Pledge Agreement and the Pledge Agreement, collectively.
     “Priority Debt” means, as of any date, the sum (without duplication) of (a) Debt of the Company and its Subsidiaries secured by Liens not otherwise permitted by Sections 10.5(a) through (j) and (b) outstanding unsecured Debt of Subsidiaries not otherwise permitted by Sections 10.6(a) through (e).
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “Proposed Prepayment Date” is defined in Section 8.3(c).
     “PTE” is defined in Section 6.2(a).
     “Purchaser” means each purchaser listed in Schedule A.
     “QPAM Exemption” is defined in Section 6.2(d).
     “Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Qualified Securitization Subsidiary” means a Subsidiary that is a special purpose entity used in connection with a Qualified Securitization Transaction.
     “Qualified Securitization Transaction” means a securitization or other sale or financing of credit card receivables.
     “Qualifying Deposits” means deposits that are (i) insured by the Federal Deposit Insurance Corporation and (ii) do not exceed the difference between (A) the amount of seller’s interest and credit card receivables minus (B) the allowance for doubtful accounts related to seller’s interest and credit card receivables, in each case as shown on the consolidated balance sheet of the Company and its Subsidiaries.
     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
9

Schedule B

     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Restricted Cash Account” means the account on the consolidating balance sheet of the Company related solely to redemption settlement assets of Loyalty Management’s “Air Miles Program.”
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Seller’s Interest and Credit Card Receivables, Net” means, for any Person, the sum of (i) the residual interest, if any, of such Person in credit card receivables that are subject to a Qualified Securitization Transaction, plus (ii) credit card receivables of such Person, less an allowance for doubtful accounts, that are not subject to a Qualified Securitization Transaction, all as appear or would appear on a balance sheet of such Person determined in accordance with GAAP.
     “Senior Debt” means, at any date, all Debt owing by the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of such date under the Notes and the Credit Agreements.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
     “Series A Notes” is defined in Section 1.1.
     “Series B Notes” is defined in Section 1.1.
     “Source” is defined in Section 6.2.
     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company, or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Subsidiary Guarantor” is defined in Section 1.2.
10

Schedule B

     “Subsidiary Guaranty” is defined in Section 1.2.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “this Agreement” or “the Agreement” is defined in Section 17.3.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “U.S. Credit Agreements” means, collectively, the Credit Agreement (3-Year) and the Credit Agreement (364-Day).
     “WCAS Partnerships” means each current and future Welsh, Carson, Anderson & Stowe limited partnership, any partner, partnership or Affiliate of such limited partnership, and their respective successors and assigns.
     “Wholly Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the Capital Stock (except directors’ qualifying shares and other minority shares held solely to satisfy organization requirements of the applicable jurisdiction) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Subsidiaries at such time.
11

Schedule B